FORTEM RESOURCES INC. EXTENDS CLOSING OF ITS PREVIOUSLY
ANNOUNCED ASSET SALE AGREEMENT

September 20, 2019 – Fortem Resources Inc. (TSXV: FTM; OTCQB: FTMR) (the “Company” or “Fortem”) is pleased to announce the extension of the proposed closing date of the Asset Sale Agreement with a major Canadian oil and gas company to purchase a 100% working interest in three oil leases covering a total of 20,719 hectares (51,200 acres) of heavy oil in north central Alberta (the “Transaction”) has been extended by the parties to a date on or before November 19, 2019.

For more information on the Transaction, please see the Company’s October 1, 2018, December 19, 2018 and May 30, 2019 new releases.

About Fortem Resources

Fortem Resources Inc. is a Nevada oil and gas corporation, which holds properties in Alberta and Utah. The Company is engaged in the exploration, development and production of crude oil and natural gas in the Western Canadian Sedimentary Basin and Utah in the United States. The Company is seeking North American and International expansion through an acquisition strategy.

For further information about Fortem, please visit the company website at www.fortemresources.com or email info@fortemresources.com.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

/s/ Michael Caetano
Michael Caetano
Chief Operating Officer
Tel: (403) 241-8912

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward Looking Statements

This news release includes certain “forward-looking statements” under applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the proposed closing date of the Transaction. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: (i) the current cease trade order issued by the Alberta Securities Commission against the Company on July 16, 2019; (ii) that the Transaction will not close as expected or at all; (iii) that the Transaction may not be approved by the TSX Venture Exchange; and (iv) general market conditions. Although the Company believes that the expectations and assumptions on which such forward looking information is based are reasonable, undue reliance should not be placed on the forward looking information because the Company can give no assurance that they will prove to be correct. Forward looking statements contained in this press release are made as of the date of this press release. The Company disclaims any intent or obligation to update publically any forward looking information, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.